Exhibit 16.1

March 25, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read the Form 6-K of Kingtone Wirelessinfo Solution Holding Ltd dated March 25, 2013, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Kingtone Wirelessinfo Solution Holding Ltd contained therein.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP